As filed with the Securities and Exchange Commission on October 23, 2006

Registration No. 333-108446

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

MINNESOTA	41-0448030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

414 Nicollet Mall Minneapolis, Minnesota 55401 (612) 330-5500
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

RICHARD C. KELLY	BENJAMIN G.S. FOWKE III
President and Chief Executive Officer	Vice President and Chief Financial Officer
Xcel Energy Inc.	Xcel Energy Inc.
414 Nicollet Mall	414 Nicollet Mall
Minneapolis, Minnesota 55401	Minneapolis, Minnesota 55401
(612) 330-5500	(612) 330-5500

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
ROBERT J. JOSEPH
Jones Day
77 West Wacker
Chicago, Illinois 60601
(312) 269-4176

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Dividend Reinvestment and Cash Payment Plan
Common Stock
($2.50 par value)

This prospectus describes our Dividend Reinvestment and Cash Payment Plan (the “Plan”). The Plan provides a convenient and economical way for our shareholders to reinvest cash dividends and, through optional cash payments, to purchase our common stock, $2.50 par value per share. Each share of our common stock automatically includes an associated right to purchase common stock under the Stockholder Protection Rights Agreement that we entered into in December 2000. In this prospectus, every reference to our common stock is meant also to include the associated rights to purchase common stock.

The agent for the Plan (the “Agent”) is The Bank of New York or any successor thereto appointed by us from time to time.

Shares purchased under the Plan may be, at our option, newly issued shares, shares purchased on the open market by the Agent or any combination of the foregoing. The price at which shares of our common stock will be purchased directly from us will be the average of the high and low price per share paid on the last day on which our common stock was traded preceding the investment date as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association (see question 10 under “Description of the Plan” inside). The price at which shares of our common stock purchased by the Agent on the open market will be deemed to have been acquired will be the weighted average price (including any per share fees) of all shares purchased by the Agent for participants in the Plan on the relevant investment date.

Please note that currently a service fee of $1.50 is deducted from the optional cash amount invested and that, effective November 15, 2006, that service fee will be increased to $2.50.

Participation in the Plan is entirely voluntary. Any shareholder who does not participate in the Plan will receive cash dividends, as declared, by check or, if the shareholder has enrolled in our direct deposit program, direct deposit to the shareholder’s designated account at a financial institution.

If you are a registered holder of our common or preferred stock, you may participate in the Plan by completing a Plan enrollment authorization card, which may be obtained from the Agent. If you are a beneficial owner of shares held by a broker or other custodial institution for your account, you may participate in the Plan only if your broker has established procedures that permit its customers to participate in plans such as ours. Minimum ownership of 1 share is required to participate in the Plan.

This prospectus relates to 9,260,138 shares of our common stock registered for sale under the Plan and should be retained for future reference.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 1 of this prospectus.

These Securities have not been approved or disapproved by the Securities and Exchange Commission or by any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 23, 2006

No person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby or any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our company since the date hereof.

RISK FACTORS

You should carefully consider the risks, uncertainties and any cautionary language or other information incorporated by reference in this prospectus, including “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K before participating in the Plan. The risks described therein are those that we consider to be the most significant to your decision whether to participate in the Plan. If any of the events described therein occurs, our business, financial condition or results of operations could be materially harmed.

XCEL ENERGY INC.

We are a primarily a public utility holding company with four utility subsidiaries: (i) Northern States Power Company, a Minnesota corporation (“NSP—Minnesota”), which serves approximately 1.3 million electric customers and approximately 500,000 gas customers in Minnesota, North Dakota and South Dakota; (ii) Public Service Company of Colorado, a Colorado corporation (“PSCo”), which serves approximately 1.3 million electric customers and approximately 1.2 million gas customers in Colorado; (iii) Southwestern Public Service Company, a New Mexico corporation (“SPS”), which serves approximately 385,000 electric customers in portions of Texas and New Mexico; and (iv) Northern States Power Company, a Wisconsin corporation (“NSP-Wisconsin”), which serves approximately 240,000 electric customers and approximately 98,000 gas customers in northern Wisconsin and the western portion of the Upper Peninsula of Michigan.

We were incorporated in 1909 under the laws of Minnesota as Northern States Power Company. On August 18, 2000, we merged with New Century Energies, Inc. and our name was changed from Northern States Power Company to Xcel Energy Inc.

Our principal executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401, and our telephone number at that location is (612) 330-5500.

DESCRIPTION OF THE PLAN

The following, in question and answer form, sets forth the provisions of the Plan effective as of the date of this prospectus.

PURPOSE

1.             WHAT IS THE PURPOSE OF THE PLAN?

The purpose of the Plan is to provide our own common and preferred shareholders with a convenient and economical method of purchasing our common stock. Once enrolled in the Plan, shareholders (the “Participants”) may reinvest cash dividends and, through optional cash payments, purchase additional shares of common stock at regular intervals. Although we expect the Plan to appeal to many shareholders, it is entirely optional. Each shareholder who desires to participate must make an election in the manner set out herein unless he or she is already a Participant in the Plan. (See Question 5.)

ADVANTAGES

2.                                          WHAT ARE THE ADVANTAGES OF THE PLAN?

Participants in the Plan may:

a.            have cash dividends on all or part of the shares of our common stock or preferred stock registered in their names automatically reinvested in our common stock and also invest optional cash payments in our common stock; or

b.            continue to receive cash dividends on shares registered in their names and invest in our common stock by making optional cash payments of not less than $50 and no more than $10,000 per payment up to a maximum of $100,000 per calendar year.

Currently, participants pay a service fee of $1.50 for optional cash purchases under the Plan. Effective November 15, 2006, the service fee will be increased to $2.50. The service fee will be deducted from the amount of the optional cash payment prior to the purchase of shares of our common stock. In addition, if the shares are being purchased on the open market, participants will also pay a fee of $.05 per share. These fees include brokerage fees and commissions. In the event shares are purchased in the open market, the share price will reflect this $.05 per share fee.

Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be purchased for Participants’ accounts. Dividends on such fractions, as well as on full shares, will be used to purchase additional shares for the Participants’ accounts. The Plan permits Participants to deposit all of their common stock certificates with the Agent, thereby reducing shareholders’ risk of loss of physical certificates and making it convenient for shareholders to hold all shares of our common stock in one account as well as receiving full dividend reinvestment of the deposited shares. Participants will receive periodic statements of activity.

ADMINISTRATION

3.             WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

By participating in the Plan, each Participant designates The Bank of New York (or a successor thereto) as his or her Agent under the Plan. The Bank of New York will administer the Plan, purchase shares of our common stock as Agent for Participants in the Plan, serve as custodian for shares on deposit in the Plan, keep records, send statements of account to Participants and perform other duties relating to the Plan. Shares of our common stock purchased under the Plan will be registered in the name of the Agent (or its nominee) and held by the Agent for each Participant in the Plan.

Participants may contact the Agent at 1-877-778-6786 between the hours of 8:00 A.M. and 8:00 P.M. Eastern Time, Monday through Friday. For Participants outside of the United States, please call 1-212-815-3700. The interactive voice response is available 24 hours a day, 7 days per week. Should you want to contact the Agent in writing, please send your inquiry to one of the following addresses:

For general inquiries regarding the Plan:

The Bank of New York
Church Street Station
P.O. Box 11258
New York, New York 10286-1258

Please include in your letter a telephone number where you may be reached during business hours.

For optional cash investments, sales, transfers, deposits or withdrawals, mail the tear-off portion of your transaction advice or account statement to:

The Bank of New York
Investment Services Department/ Xcel
P.O. Box 1958
Newark, New Jersey 07101-9774

or, you may call 1-877-778-6786, the Agent’s toll-free number (or 1-212-815-3700 for Participants outside of the United States), with your instructions or visit their website at www.stockbny.com

To access this site you must first request a Personal Identification Number (PIN). To obtain this PIN:

Go to www. stockbny.com
Select Shareholder Account Access, click login
Using the LEFT side of the access panel “Request a New PIN”
After completing the information, click GO

You will be asked to validate your identity by answering four questions. If the questions are answered correctly, your temporary PIN will be sent to your email address. (Please make sure to check spam filters.)

When you receive this PIN, log into the website, then proceed to “Shareholder Login for Established PINS.” You will be prompted to change your temporary PIN. You can then begin to access the features of this site. Please keep your new PIN in a safe place for future account access.

PARTICIPATION

4.             WHO IS ELIGIBLE TO PARTICIPATE?

The Plan is available to our shareholders. Shareholders who wish to participate initially must be holders of record of our common stock or preferred stock (“Eligible Shareholders”). A shareholder can elect to participate initially only with respect to shares registered in his or her own name. If you are a beneficial owner of shares held by a broker or other custodial institution for your account, you may participate in the Plan only if your broker has established procedures that permit its customers to participate in Plans such as this one. We reserve the right to deny, modify, suspend or terminate participation by any person or entity. (See Question 27). You must own at least 1 share of Common Stock to participate in the Plan.

5.            HOW DOES AN ELIGIBLE SHAREHOLDER JOIN THE PLAN

In order to join the Plan, an Eligible Shareholder must properly complete an enrollment authorization card (the “Enrollment Authorization Card”) and return it to the Agent.

An Enrollment Authorization Card may be obtained at any time by contacting the Agent at 1-877-778-6786 (1-212-815-3700 outside of the United States) or by visiting their website at www.stockbny.com and downloading the card.

Your choices for participation levels are described below in Question 6. Dividends on all shares held in a Participant’s Plan account will be automatically reinvested under the Plan.

6.             WHAT DOES THE ENROLLMENT AUTHORIZATION CARD PROVIDE?

The Enrollment Authorization Card allows you to indicate how you wish to participate in the Plan.

Participants must indicate whether dividends on shares registered in their name should be fully or partially reinvested and whether any additional optional cash payments are to be made. Participants may choose one of the following three options:

1)             FULL DIVIDEND REINVESTMENT: Dividends on all shares of our common stock and preferred stock registered in a Participant’s name will be reinvested in additional shares of our common stock and a Participant will also be entitled to invest optional cash payments in additional shares.

2)             PARTIAL DIVIDEND REINVESTMENT: By designating the number of shares registered in their name on which dividends will be reinvested, a Participant can cause the dividends on the designated shares to be reinvested in our common stock and will also be entitled to invest optional cash payments in additional shares.

3)             OPTIONAL CASH PAYMENTS ONLY: A Participant may send optional cash payments (in an amount not less than $50 and no more than $10,000 per transaction up to a maximum investment of $100,000 per calendar year) to the Agent which will be invested in additional shares.

Dividends purchased with optional cash payments and credited to a Participant’s account under this aspect of the Plan will be reinvested in additional shares. (See Question 14.)

Shareholders who do not participate in the Plan will receive cash dividends, as declared.

7.             WHEN MAY AN ELIGIBLE SHAREHOLDER JOIN THE PLAN?

An Eligible Shareholder may join the Plan at any time. If an Enrollment Authorization Card specifying “Full Dividend Reinvestment” or “Partial Dividend Reinvestment” is properly completed and received by the Agent in sufficient time to process prior to payment of a particular dividend, then reinvestment of the designated dividends will commence with that dividend payment. Otherwise, participation will begin with the following dividend payment. Dividend Payment Dates (which are “investment dates” for reinvested dividends) normally are January 20, April 20, July 20 and October 20.

An Eligible Shareholder may make an initial optional cash payment (in an amount not less than $50 and no more than $10,000 per transaction up to a maximum investment of $100,000 per calendar year) when enrolling by enclosing a check with the Enrollment Authorization Card. Optional cash payments also may be made at any time after a shareholder has returned a properly completed Enrollment Authorization Card to the Agent. Optional cash payments are invested weekly on Friday or, if such day is not a business day, on the next business day. (See Question 13 for information concerning the investment of optional cash payments.)

COSTS

8.                                  ARE THERE ANY COSTS TO PARTICIPANTS IN CONNECTION WITH PURCHASES AND SALES UNDER THE PLAN?

If the shares for the Plan are purchased on the open market, Participants will be charged $2.50 plus $.05 per share purchased. These fees include brokerage fees and commissions. Note, whether shares are purchased on the market or directly from us, effective November 15, 2006, a service fee of $2.50 per transaction is charged for optional cash investments. Participants that request the sale of any of their Plan shares will incur transaction fees of $15.00 plus $.10 per share sold. These fees include brokerage fees and commissions. The Agent may effect open market purchases and sales of shares for the Plan through an affiliated broker-dealer which would receive fees and commissions for effecting such transactions. From time to time we may change the amount of fees charged to Participants.

SOURCE OF SHARES

9.             WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

We have the sole discretion to determine whether shares purchased under the Plan will come from the authorized and unissued shares of our common stock or shares purchased on the open market by the Agent for Participants. We will not change our determination as to the source of the shares more than once in any three month period. Any such change will be based on a determination by our Chief Financial Officer with respect to our capital needs or another compelling reason for a change.

PURCHASES

10.          WHAT WILL BE THE PRICE OF SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

The price at which authorized and unissued shares of our common stock will be purchased from us will be the average of the high and low price per share paid on the last day on which our common stock was traded preceding the investment date as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association.

The price at which shares of our common stock purchased by the Agent on the open market will be deemed to have been acquired will be the weighted average price (including any per share fees ) of all shares purchased by the Agent for Participants in the Plan for the relevant investment date. The Agent may purchase shares in the open market or in negotiated transactions as soon as practicable (but in no event more than 15 calendar days) after the applicable investment date, subject to any waiting periods under applicable securities laws or stock exchange regulations. Such purchases may be made on any securities exchange where our common stock is traded.

The Agent may commingle Participants’ funds (dividends and optional cash payments) with those of others participating in the Plan and may offset purchase and sale orders for the same investment date. The Agent will have no responsibility as to the market value of shares acquired for Participants’ accounts.

The Agent may effect open market purchases and sales of shares for the Plan through an affiliated broker-dealer which would receive fees and commissions for effecting such transactions. From time to time we may change the amount of fees charged to Participants.

11.          HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

Participants cannot request that a specific number of shares be purchased for their accounts. Each Participant’s account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount invested by the Participant (less applicable fees) divided by the purchase price per share.

12.                               WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

SHARES PURCHASED UNDER THE PLAN WILL BE ISSUED IN BOOK ENTRY.

Certificates for whole shares of our common stock purchased under the Plan will be issued upon written request to the Agent by utilizing the tear-off stub on the account statement. A Participant may also request certificates by contacting the Agent by telephone, toll free at 1-877-778-6786. Participants outside of the United States should contact the Agent by telephone at 1-212-815-3700. A certificate also can be requested at www.stockbny.com. Click on “Shareholder Account Access” and follow the prompts. (See Question 17 for instructions on certificate issuance and Question 23 for information on termination of participation in the Plan.)

13.          WHEN WILL DIVIDENDS AND/OR OPTIONAL CASH PAYMENTS BE INVESTED?

Dividends will be reinvested in additional shares of our common stock on the regular dividend payment dates (each, an “investment date”), or as soon as practicable thereafter. Our normal dividend payment dates are January 20, April 20, July 20 and October 20. Optional cash payments will be invested on the Friday of each week or, if such day is not a business day, on the next business day (also “investment dates”) or as soon as practicable thereafter. Shares purchased will be credited to a Participant’s account on each investment date or as soon as practicable thereafter. Optional cash payments received on or before 12:00 Noon Eastern Time the business day preceding a given investment date will be invested on that investment date. Optional cash payments received on or after that time will be held by the Agent until the next investment date. We recommend that optional cash payments be sent so as to be received shortly before an investment date since no interest will be paid on cash held until an investment date. (See Question 14 for information on when dividends will be paid on shares purchased with optional cash payments.)

DIVIDENDS

14.                               WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR ACCOUNTS UNDER THE PLAN?

On the dividend payment date, the Agent will credit the dividends attributable to all outstanding shares held in the Plan for the Participant’s account as of the dividend record date, as well as the dividends attributable to that portion of the shares registered in the Participant’s name as of the dividend record date for which authorization to reinvest, in such dividends has been received by the Agent, and will reinvest such dividends, in the event of open market purchases, net of commissions. Shares purchased with reinvested dividends will be credited to the Participant’s account as soon as practicable after the purchase is completed.

Dividends on all shares held in the Plan for the Participant’s account under the Plan, including shares purchased with reinvested dividends or optional cash payments, will be reinvested in additional shares of our common stock. Participants whose participation is limited to optional cash payments will receive cash dividends on shares registered in their name.

REPORTS TO PARTICIPANTS

15.          WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

Participants currently receive a transaction advice following each optional cash investment, sale or transfer of shares and a quarterly statement following the investment of dividends indicating the amount of dividends, the purchase price, number of shares purchased and the total number of shares in their account. In the future, we may send annual statements rather than quarterly statements. If we decide to change the frequency of the account statement, we will notify you. These statements are a Participant’s continuing record of the tax cost of the Participant’s purchases of our common stock under the Plan, and should be retained for income tax purposes until such time as the Participant has disposed of all such shares. Participants will also receive copies of our annual reports to shareholders and proxy statements

OPTIONAL CASH PAYMENTS

16.          WHO IS ELIGIBLE TO MAKE OPTIONAL CASH PAYMENTS?

Eligible Shareholders who are Participants in the Plan or who have submitted a properly completed Enrollment Authorization Card may make optional cash payments at any time.

Eligible Shareholders may make an initial optional cash payment of not less than $50 and no more than $10,000 per payment when enrolling in the Plan by enclosing a check with the properly completed Enrollment Authorization Card. Checks should be made payable to ‘The Bank of New York — Xcel Energy Plan’ and mailed with the Enrollment Authorization Card. Thereafter, optional cash payments may be made at any time by sending your personal check along with the tear-off portion of your account statement or transaction advice to the Agent.

Once enrolled in the Plan, Participants who wish to make regular optional investments should contact the Agent to request an automatic monthly deduction form. This program provides the convenience of having monthly optional cash investments automatically deducted by electronic funds transfer (“EFT”), from your checking or savings account, at any qualified financial institution that participates in the automated clearing house. Deductions are made on the 25th of each month, or if such date is not a business day, the deduction will be made on the preceding business day. For each automated monthly investment, participants will incur transaction fees of $2.50 plus, if shares are purchased on the open market, $.05 per share. Such payments must be not less than $50.00 and no more than $10,000 per transaction up to a maximum investment of $100,000 per calendar year.

Optional cash investments must be made either by EFT or check drawn on a U.S. Bank, in U.S. currency, payable to “The Bank of New York — Xcel Energy Plan.” To make a payment by check, mail the tear-off portion of your account statement along with your check to The Bank of New York using the address indicated in Question 3. Cash, third party checks, money orders, travelers checks and checks not drawn on a U.S. Bank or not in U.S. currency will not be accepted and will be returned to the sender. It is the responsibility of the Participant to immediately notify the Agent of any changes in EFT information as it relates to the Participant’s authorized monthly deduction.

For optional cash investments, purchases are made on Friday of each week or, if such day is not a business day, on the next business day, or as soon as practicable thereafter. Depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be traded on more than one day.

Participants should be aware that the share price may fluctuate between the time your purchase request is received by the Agent and the time the investment is made. The Agent may, at its own discretion, accept written requests to revoke instructions if requests are received prior to the investment being made

In the event that a Participant’s optional cash investment check or EFT is returned unpaid for any reason, the Participant will be charged a $35.00 return fee. Further, the Agent will immediately remove from the Participant’s account shares that were purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds and the return fee. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts plus the return fee, the Agent reserves the right to sell such additional shares from any of the Participant’s accounts maintained by the Agent as may be necessary to recover in full the uncollected balance plus the return fee. The sale of such shares may, in some cases, yield an amount greater than that required to recover in full the uncollected balance plus the return fee. If this occurs, only amounts in excess of $1.00 will be remitted to the Participant.

ISSUANCE OF CERTIFICATES

17.          HOW MAY A PARTICIPANT OBTAIN CERTIFICATES FOR SHARES PURCHASED UNDER THE PLAN?

WE ENCOURAGE SHAREHOLDERS TO KEEP SHARES IN BOOK ENTRY. AParticipant may obtain certificates for any number of whole shares in the Participant’s Plan account at any time by notifying the Agent to that effect in writing by telephone or online at www.stockbny.com. (See Question 12.) Certificates for whole shares of stock will be issued to the Participant, but in no event will certificates for fractional shares be issued. Any shares remaining in the Participant’s account will continue to be credited to that account, and dividends paid with respect to such remaining shares will be reinvested in additional shares, until participation in the Plan is terminated. (See Question 23 for information on termination of participation and liquidation of fractional shares.) Dividends with respect to shares for which certificates have been issued as described herein will be reinvested only to the extent designated by the Participant.

DEPOSITARY SERVICE

18.          CAN PARTICIPANTS DEPOSIT THEIR REGISTERED SHARES WITH THE PLAN?

A Participant may deposit any of our common stock certificates in his or her possession and registered in his or her name with the Agent. Shares so deposited in the Plan will be transferred into the name of the Agent, as agent for Participants in the Plan, and credited to the Participant’s account under the Plan. Thereafter, the shares will be treated in the same manner as shares purchased through the Plan and dividends on all such deposited shares will be reinvested. Depositing shares in the Plan eliminates the need for safekeeping by the Participant to protect against loss, theft or destruction of stock certificates with respect to the shares credited to the Participant’s account. Dividends on all Plan shares held for a Participant by the Agent will be reinvested

19.          WHAT ARE THE ADVANTAGES OF DEPOSITING SHARES INTO THE PLAN?

Depositing certificates in the Plan offers two significant advantages. First, the risk associated with loss of stock certificates is eliminated. If a stock certificate is lost, stolen or destroyed, no transfer or sale of the shares may take place until a replacement certificate is obtained. This procedure is not always simple and usually results in costs and paperwork to the shareholder, to us and to our transfer agent. Second, the deposited shares may be sold through the Plan in a convenient and efficient manner.

HOW TO SELL OR TRANSFER SHARES

20.          HOW MAY PARTICIPANTS SELL THE COMMON STOCK UNDER THE PLAN?

Participants may request that the Agent sell any or all of the shares held for the Participant by submitting the tear-off stub on the account statement, by calling the Agent toll free at 1-877-778-6786 (1-212-815-3700 outside of the United States) or online at www.stockbny.com. The Agent will aggregate all shares for which requests to sell were received from Participants and then will complete the sale of such shares in the open market. Shares are sold daily. Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. The fee (including brokerage fees and commissions) in connection with the sale of shares is $15.00 per sale transaction plus $.10 per share sold. The selling price will not be known until the sale is completed.

The price per share sold will (including brokerage fees and commissions) be the average weighted price for all shares sold for the Plan on the trade date or dates less the per share transaction fee.

A check for the proceeds of the sale of shares less applicable taxes and transaction fees, will normally be mailed to you by first class mail within two (2) business days after the final trade settlement date.

Participants should be aware that the share price may fluctuate between the time your sale request is received by the Agent and the time sale is made on the open market. The Agent may, at its own discretion, accept written requests to revoke instructions.

21.                               MAY A PARTICIPANT TRANSFER ALL OR A PART OF THE PARTICIPANT’S PLAN SHARES TO ANOTHER PERSON?

Yes. If a Participant wishes to transfer ownership of all or part of the shares of common stock in his or her account through gift, private sale or otherwise, the Participant may effect a transfer by mailing to the Agent at the address in Question 3 a properly executed stock assignment and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of such shares are subject to the same requirements as the transfer of common stock certificates, including the requirement of a Medallion signature guarantee on the stock assignment. Brokerage firms and banks generally can provide the Medallion signature guarantee. The Agent will provide the appropriate forms upon request by calling 1-877-778-6786 (1-212-815-3700 outside of the United States) or the forms may be downloaded at www.stockbny.com. Any shares so transferred will be withdrawn from the Participant’s account, and the Participant’s next account statement or transaction advice will reflect the number of shares withdrawn.

If a Participant wishes to transfer shares from an existing Plan account to a new Plan account, the Participant should call the Agent’s toll-free telephone number 1-877-778-6786 (1-212-815-3700 outside of the United States) to request a Plan brochure and Enrollment Authorization Card for each new account. The Enrollment Authorization Card should be completed by providing the full registration name, address and social security number of each new Participant. Each new Participant must sign the Enrollment Authorization Card.

The completed Enrollment Authorization Card should be sent along with a written request indicating the number of shares (full and fractional) which should be transferred to the new Participant’s account. All existing Participants in the current Plan account should sign the instructions and their signatures should be Medallion Guaranteed as discussed above.

22.          HOW WILL A TRANSFEREE BE ADVISED OF THE TRANSFER?

After the transfer has been made, a transferee of shares from a Participant will receive a transaction advice showing the number of shares transferred to and held in the transferee’s account.

TERMINATION BY A PARTICIPANT

23.          HOW DOES A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

A Participant may terminate participation in the Plan prior to any dividend payment date by giving written notice of termination, signed by all persons for whom the account is carried, to the Agent, by calling the Agent or at www.stockbny.com. (See Question 12.) Any notice received too late to process before the payment date will not become effective until after dividends paid on such payment date have been credited to the Participant’s account and invested as provided in the Plan. After termination, all dividends will be paid to the Participant in cash.

Upon termination of participation in the Plan, unless the Participant has requested on the Plan termination notice that some or all Plan shares be sold, the Agent will send you a direct registration advice held in your name electronically representing the number of full shares and a check in the amount of the market value of any fractional share.

OTHER INFORMATION

24.                               WHAT HAPPENS IF XCEL ENERGY INC. ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

Any stock dividend or shares resulting from stock splits with respect to shares, both full and fractional, credited to Participants’ accounts will be added to their accounts. Stock dividends or stock splits distributed on shares of our common stock registered in the name of the Participant will be deposited in direct registration in the same manner as to shareholders who are not participating in the Plan.

25.          HOW WILL A PARTICIPANT’S PLAN SHARES BE VOTED AT A MEETING OF SHAREHOLDERS?

All shares credited to an account under the Plan will be voted as directed. If on the record date for a meeting of shareholders there are shares credited to an account under the Plan, proxy material will be sent for such meeting. When an executed proxy is returned in a timely manner, it will be voted with respect to all shares credited to the Participant’s account under the Plan (including any fractional share). Participants may instead vote all of such shares in person at the shareholders’ meeting.

26.           WHAT IS OUR RESPONSIBILITY UNDER THE PLAN?

Neither we nor the Agent administering the Plan will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receiving notice of death.

The Participant should recognize that neither we nor the Agent can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

27.          MAY THE PLAN BE CHANGED OR DISCONTINUED

At our direction, the Agent may terminate a Participant’s participation in the Plan if the Participant does not own at least one full share in his or her name or held through the Plan. We also reserve the right to deny, modify, suspend or terminate participation in the Plan by otherwise eligible persons to the extent we deem it advisable or necessary in our discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the Plan. If a Participant’s participation in the Plan is terminated, the Participant will receive a direct registration advice for all full Plan shares and a check in the amount of the market value of any fractional Plan share.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a brief summary of certain U.S. federal income tax consequences of participation in the Plan. It is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all of the tax consequences that may be relevant to a Participant in light of the Participant’s particular circumstances or to Participants that are subject to special rules. Participants are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of participation in the Plan.

REINVESTED CASH DIVIDENDS. Dividends, even though reinvested and not actually received by a Participant, are taxable just as though they had been received by the Participant. With respect to reinvested dividends used to purchase shares of common stock on the open market, a Participant will be treated for U.S. Federal income tax purposes as having received a distribution in an amount equal to the cash dividend used to purchase those shares (including the Participant’s allocable portion of the brokerage commissions). With respect to reinvested dividends used to purchase shares directly from us, a Participant will be treated for U.S. Federal income tax purposes as having received a distribution equal in amount to the fair market value of the purchased shares on the dividend payment date, including fractional shares. These distributions will be treated as dividend income to a Participant to the extent of our current and accumulated earnings and profits, as determined for Federal income tax purposes, and will be reported on the Participant’s year-end Form 1099-DIV. Certain participants may be eligible to be taxed at reduced rates of tax with respect to distributions treated as qualified dividend income if certain holding period and other requirements are satisfied. Participants are urged to consult their own tax advisors regarding the treatment of distributions as qualified dividend income in light of their particular circumstances. Shares of common stock acquired with reinvested dividends will have a tax basis equal to the amount paid for the shares, including any brokerage commissions treated as dividend income to a Participant.

OPTIONAL CASH INVESTMENTS. A Participant who purchases shares of common stock with voluntary cash payments will not recognize any taxable income upon such purchase. The tax basis of such shares will be the amount of the voluntary cash payment.

RECEIPT OF CERTIFICATES. A Participant will not realize any taxable income when the Participant receives certificates for whole shares credited to the Participant’s account under the Plan, either upon request for certificates, or upon termination of participation or termination of the Plan by us.

SALE OF SHARES. A Participant will generally recognize gain or loss when shares of common stock acquired under the Plan (including fractions of share) are sold by the Agent at the Participant’s request or are sold after withdrawal from or termination of the Plan. Thus, a Participant who receives, upon termination of participation or termination of the Plan by us, a cash adjustment for a fraction of a share credited to the Participant’s account may realize a gain or loss with respect to such fraction. The amount of such gain or loss will be the difference between the amount which the Participant receives for the shares (or fraction of a share) and the Participant’s tax basis therein. A Participant’s holding period for shares of common stock acquired pursuant to the Plan generally begins on the day following the date the shares are credited to the Participant’s account.

STATEMENTS. Each statement of account will show the amount of dividends paid and reinvested, shares purchased, as well as the price per share to be used in determining the cost basis of the common stock purchased with reinvested dividends and/or cash payments pursuant to the stock purchase provision of the Plan.

USE OF PROCEEDS

We have no basis for estimating the number of shares of our common stock that ultimately will be purchased from us pursuant to the Plan or the prices at which such shares will be sold. The net proceeds from the sale of any shares of authorized and unissued stock sold pursuant to the Plan will be added to our general funds and used for general corporate purposes. We will receive no proceeds from shares purchased on the open market pursuant to the Plan.

LIABILITY

The Bank of New York will not be liable for any losses or liability howsoever incurred by Participants arising from, related to or in connection with the administration of the Plan or The Bank of New York’s actions or non-actions with respect to the Plan (including by way of example and not by way of limitation any losses or claim of liability arising from (i) the failure to terminate a Participant’s account, sell shares in the Plan or invest optional cash investments or dividends without prior receipt of proper documentation and instructions; (ii) the prices at which shares are purchased or sold for the Participant’s account, the timing of such purchases and sales, and the fluctuation of prices of shares (a) between the receipt of cash or dividends for investment and such investment, (b) between the receipt of instructions to sell and such sale and (c) after the purchase and sale of shares, and (iii) the transfer of shares from Participants account to a broker pursuant to the Profile Program of The Depositary Trust Company) except for such losses and liabilities caused by the negligence or willful misconduct of The Bank of New York; and Participant shall indemnify and hold harmless The Bank of New York from all losses and liabilities incurred by the Bank of New York (including losses and liabilities arising from disputes with Participant) other than those caused by The Bank of New York’s negligence and willful misconduct. In no event shall The Bank of New York be liable for special, consequential or punitive damages or losses due to forces beyond its control (including by way of example and not by way of limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services).

These terms and Conditions and the administration of the Plan and The Bank of New York’s duties and responsibilities under the Plan shall be governed by the substantive laws (and not the choice of law rules) of the State of New York; all proceedings relating to the Plan shall be brought by Participant only in courts located in the City of New York; and Participants waive their right to trial by jury.

The Bank of New York reserves the right to modify the Plan including the right to terminate the Plan upon notice to Plan Participants. In addition, The Bank of New York reserves the right to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation.

Shares are not insured by the FDIC or any other government agency, are not deposits or other obligations of, and are not guaranteed by, The Bank of New York, and are subject to investment risks, including possible loss of principal amount invested. The Bank of New York and Xcel Energy Inc. provide no advice and make no recommendations with respect to purchasing or selling shares of Xcel Energy Inc. Any decision to purchase or sell must be made by each individual Plan Participant based on his or her own research and judgment. Nothing herein shall be deemed to constitute an offer to sell or a solicitation to buy share(s) of Xcel Energy Inc.

EXPERTS

The consolidated financial statements, the related financial statement schedules and management’s report on the effectiveness of internal controls over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINION

A legal opinion in connection with shares issued under the Plan will be rendered by our counsel, Gary R. Johnson, 414 Nicollet Mall, Minneapolis, Minnesota. Mr. Johnson is our Vice President and General Counsel and is the beneficial owner of approximately 308,955 shares of our common stock.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 302A.521 of the Minnesota Statutes permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations. Pursuant to authorization contained in the Restated Articles of Incorporation, as amended, Article 4 of our Bylaws contains provisions for indemnification of our directors and officers consistent with the provisions of Section 302A.521 of the Minnesota Statutes. Our Restated Articles of Incorporation also contain provisions limiting the liability of our company’s directors in certain instances.

We have obtained insurance policies indemnifying our company and our company’s directors and officers against certain civil liabilities and related expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such information is against public policy as expressed in the Act is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•           our Annual Report on Form 10-K for the year ended December 31, 2005;

•           our Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006;

•              our Current Reports on Form 8-K filed with the SEC on March 8, 2006, April 18, 2006, June 1, 2006, June 8, 2006, August 16, 2006, September 27, 2006 and October 11, 2006;

•           Exhibit 99.01 to our Form 8-K filed with the SEC on March 13, 2002 which contains a description of our common stock; and

•              our Form 8-A filed with the SEC on January 5, 2001 which contains a description of the rights to purchase common stock which accompany each share of common stock pursuant to the Stockholder Protection Rights Agreement dated as of December 13, 2000 by and between us and Wells Fargo Bank Minnesota, N.A.

and any future filing made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement or until we sell all of the securities.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Xcel Energy Inc.
414 Nicollet Mall
Minneapolis, MN 55401
(612) 330-5500

FORWARD-LOOKING STATEMENTS

This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute “forwardlooking statements”. When we use words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “object”, “outlook”, “plan”, “project”, “possible”, “potential”, “should”, or similar expressions, or when we discuss our strategy or plans, we are making forwardlooking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•           general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures and our ability and the ability of our subsidiaries to obtain financing on favorable terms;

•             business conditions in the energy industry;

•           actions of credit rating agencies;

•           competitive factors, including the extent and timing of the entry of additional competition in the markets served by us and our subsidiaries;

•           unusual weather;

•           effects of geopolitical events, including war and acts of terrorism;

•           state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operations or ownership;

•           structures that affect the speed and degree to which competition enters the electric and natural gas markets;

•           the higher risk associated with our nonregulated businesses compared with our regulated businesses;

•           costs and other effects of legal and administrative proceedings, settlements, investigations and claims,

•           actions of accounting regulatory bodies, and

•           the other risk factors listed from time to time by us in reports filed with the SEC, including “Risk Factors” in Item 1A of our annual report on Form 10-K.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business”, “Management’s Discussion and Analysis” and “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2005 and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under “WHERE YOU CAN FIND MORE INFORMATION”.

We undertake no obligation to publicly update or review any forward looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

Xcel Energy Inc.

Dividend Reinvestment and
Cash Payment Plan

PROSPECTUS

October 23, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS.

4.01	—	Articles of Incorporation and Amendments of the Company (Filed as Exhibit 4.01 to the Company’s Form 8-K (File No. 1-3034) filed on August 21, 2000 and incorporated by reference herein).
4.02	—	Bylaws of the Company (Filed as Exhibit 3.01 to the Company’s Form 10-Q (file No. 001-03034) filed Aug. 4, 2006 and incorporated by reference herein).
5.01	—	Opinion of Gary R. Johnson as to legality of the securities being registered.
23.01	—	Consent of Deloitte & Touche LLP.
23.03	—	Legal Counsel’s Consent (See item 5.01).
24.01	—	Power of Attorney.*

* Previously filed

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however that no statement made in registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, and State of Minnesota, on the 23 day of October, 2006.

XCEL ENERGY INC.

By:	/s/ Benjamin G.S. Fowke III
Benjamin G.S. Fowke III Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Chairman of the Board, President, Chief Executive Officer and Director	October 23, 2006
Richard C. Kelly
/s/ Teresa S. Madden	Controller (Chief Accounting Officer)	October 23, 2006
Teresa S. Madden
/s/ Benjamin G.S. Fowke III	Chief Financial Officer	October 23, 2006
Benjamin G.S. Fowke III
*	Director	October 23, 2006
C. Coney Burgess
	Director	October 23, 2006
Fredric W. Corrigan
	Director	October 23, 2006
Richard K. Davis
*	Director	October 23, 2006
Roger R. Hemminghaus
*	Director	October 23, 2006
A. Barry Hirschfeld
*	Director	October 23, 2006
Douglas W. Leatherdale
*	Director	October 23, 2006
Albert F. Moreno
*	Director	October 23, 2006
Margaret R. Preska
*	Director	October 23, 2006
A. Patricia Sampson
	Director	October 23, 2006
Richard H. Truly

*By:	/s/ Benjamin G.S. Fowke III
(Attorney-in-Fact)
October 23, 2006

3

EXHIBIT INDEX

Exhibit Number	Description of Document
4.01	Articles of Incorporation and Amendments of the Company (Filed as Exhibit 4.01 to the Company’s Form 8-K (File No. 1-3034) filed on August 21, 2000 and incorporated by reference herein).
4.02	Bylaws of the Company (Filed as Exhibit 3.01 to the Company’s Form 10-Q (file No. 001-03034) filed Aug. 4, 2006 and incorporated by reference herein).
5.01	Opinion of Gary R. Johnson as to legality of the securities being registered.
23.01	Consent of Deloitte & Touche LLP.
23.03	Legal Counsel’s Consent (See item 5.01).
24.01	Power of Attorney.*

* Previously filed